Exhibit 99.1

CACI Appoints Michael Gilday and David Keffer to its Board of Directors
Reston, Va., Dec. 30, 2025 – CACI International Inc (NYSE: CACI) announced today that Adm. Michael Gilday, U.S. Navy (Ret.), and David Keffer have been appointed to its Board of Directors, effective Jan. 1, 2026. Each will serve as an independent director on CACI’s board, both joining following the death of Michael A. Daniels in July 2025, and the resignation of William L. Jews, effective Dec. 31, 2025.

“We are pleased to welcome Mike and Dave to our board,” said CACI Board Chair Lisa Disbrow. “Their extensive leadership experience and defense sector knowledge will strengthen CACI’s continued ability to drive shareholder value while delivering solutions to the nation’s most complex challenges. Admiral Gilday brings more than three decades of experience as a U.S. Navy surface warfare officer with significant knowledge in unmanned surface vehicles, and Dave is an impressive financial leader with a cross-functional background and experience in senior executive roles. These latest additions to the board ensure that CACI remains vigilant in our resolve to address new and emerging national security threats.”

Disbrow continued, “We sincerely thank Bill Jews for his dedication over nearly 13 years. As Chair of CACI’s Audit Committee, he brought strong leadership, high ethics, and superb judgment. His leadership has made a lasting difference. We wish him continued success in his future endeavors.”

Gilday, who most recently retired as the 32nd Chief of Naval Operations, brings a distinguished career in the Navy, including leadership roles on the Joint Staff, at NATO, and at U.S. Cyber Command. He is the recipient of the Defense Distinguished Service Medal, Distinguished Service Medal, Defense Superior Service Medal (four awards), Legion of Merit (three awards), Bronze Star, Navy and Marine Corps Commendation Medal with Combat “V,” and the Combat Action Ribbon. He holds master’s degrees from the Harvard Kennedy School and the National War College.

Keffer joins CACI’s board after retiring in 2024 from his most recent position as corporate vice president and chief financial officer for Northrop Grumman. Prior to this role, he served as a general partner at Blue Delta Capital Partners. He held previous roles, including CFO at CSRA, Inc., where he helped shepherd the company’s multibillion-dollar sale to General Dynamics in 2018. He was also the CFO for SRA International after serving as corporate controller. Keffer holds a bachelor’s degree in finance from Georgetown University and a master’s degree in business administration from the University of Virginia’s Darden School of Business. He serves on the Board of Trustees for the National Capital Area chapter of the Leukemia and Lymphoma Society.

About CACI
CACI International Inc (NYSE: CACI) is a national security company with 25,000 talented employees who are Ever Vigilant in expanding the limits of national security. We ensure our customers’ success by delivering differentiated technology and distinctive expertise to accelerate innovation, drive speed and efficiency, and rapidly anticipate and eliminate threats. Our culture drives our success and earns us recognition as a Fortune World's Most Admired Company. We are members of the Fortune 500™, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit us at caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

Corporate Communications and Media:	Investor Relations:
Gino Bona, Executive Vice President, Corporate Communications	George Price, Senior Vice President, Investor Relations
(571) 597-2787, gino.bona@caci.com	(703) 841-7818, george.price@caci.com